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                                EXHIBIT 99.15

                           Stock Purchase Agreement




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                          CORAM HEALTHCARE CORPORATION
                            STOCK PURCHASE AGREEMENT

  I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") during the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of Coram Healthcare Corporation (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks during the offering period in the 1% multiple of my earnings (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

  I understand that the offering period is divided into a series of consecutive quarterly periods of participation. With the exception of the initial quarterly period of participation which begins on September 1, 1994, those quarterly periods will begin on the first business day of January, April, July and October each year during the offering period, and my participation will automatically remain in effect from one quarterly period to the next during the offering period in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes.

  I understand that my payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each quarterly period of participation within the offering period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on my entry date into the offering period or (ii) the fair market value per share on the quarterly purchase date. However, the clause (i) amount will in no event be less than the fair market value per share of Common Stock on the start day of the offering period. The first quarterly purchase will occur on the last business day in December 1994.

  I understand that I can withdraw from the ESPP at any time prior to the last business day of a quarterly period of participation and elect either to have the Corporation refund all my payroll deductions for that period or to have such payroll deductions applied to the purchase of Common Stock at the end of such period. However, I may not rejoin that particular offering period at any later date. Upon my termination of employment or change to ineligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the quarterly period in which my employment terminates or my loss of eligibility occurs will automatically be refunded. Should I die while an ESPP participant, payroll deductions will automatically cease on my behalf and my estate shall receive a refund of my payroll deductions to date in the quarterly period in which I die. I further understand that I may reduce the rate of my payroll deductions on one occasion per quarterly period of participation and that I may increase my rate of payroll deductions to become effective at the beginning of any subsequent quarterly period of participation within the offering period.

  I understand that I will receive a stock certificate for the shares purchased on my behalf after the end of each purchase period. The certificate will be issued in the name or names I have selected on the Enrollment Form accompanying this Agreement.

  I understand that the Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current quarterly period of participation. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

  I understand that the ESPP sets forth restrictions (i) limiting the maximum number of shares which I may purchase during any quarterly period of participation to 100 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

  I acknowledge that I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

  Date: ___________________________            _____________________________
                                               Signature of Employee

                                               Printed Name:________________

  Duration of Offering Period:   From January 2, 1995 to June 28, 1996

  Start Date of my Quarterly Period of Participation:  _____________, 199_





BPHPA1\ZP\0070332.02
09/26/94